EXHIBIT 4.1

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 22, 2015, is entered into by and between SPX FLOW, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), as successor entity under the Indenture referred to below (in such capacity, the “Successor Entity”) and U.S. Bank National Association (or its permitted successor) as trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, SPX Corporation, a corporation organized under the laws of the State of Delaware (“SPX”), the Subsidiary Guarantors party thereto and the Trustee have heretofore executed and delivered an indenture, dated as of August 16, 2010 (as amended and supplemented by the First Supplemental Indenture, dated as of January 23, 2014, and the Second Supplemental Indenture, dated as of November 7, 2014, the “Indenture”);

WHEREAS, the 6.875% Senior Notes due 2017 (the “Notes”) have been issued pursuant to the Indenture and are outstanding as of the date of this Supplemental Indenture;

WHEREAS, the Notes are the only series of securities outstanding under the Indenture;

WHEREAS, SPX’s obligations under the Notes are guaranteed by the Subsidiary Guarantors;

WHEREAS, Section 5.01 of the Indenture provides that SPX may not, among other things, sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions), to any Person unless, among other things, the Person that acquires such property and assets expressly assumes, by a supplemental indenture, SPX’s obligations under the Indenture and the Notes;

WHEREAS, Section 5.01 of the Indenture further provides that the transfer of the Flowco Assets as a result of the Flowco Asset Transfer shall be deemed to be the transfer of substantially all of SPX’s property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to the Company so long as the Flowco Assets accounted for a majority of the consolidated revenues of SPX for the most recent four fiscal quarter period ending prior to the Spin-off;

WHEREAS, SPX has transferred the Flowco Assets to the Company pursuant to that certain Separation and Distribution Agreement, dated as of September 22, 2015, by and between SPX and the Company (the “Separation Agreement”) and the Flowco Assets account for a majority of the consolidated revenues of SPX for the most recent four fiscal quarter period ending prior to the Spin-off;

WHEREAS, Section 4.1(c) of the Separation Agreement permits Flowco to issue and deliver, at SPX’s direction and on SPX’s behalf, the Flowco Global Note directly to the Trustee, as custodian for the Depositary, in satisfaction of Flowco’s obligation to issue the Flowco Global Note to SPX and SPX’s obligation to deliver the Flowco Global Note to the Trustee, as custodian for the Depositary;

WHEREAS, Section 9.01 of the Indenture provides that, without consent of any Holders, the Indenture may be amended to provide for the assumption of SPX’s obligations to the Holders of the Notes in the case of a transfer of substantially all of the SPX’s property and assets;

WHEREAS, the Company desires and has requested the Trustee to join in entering into this Supplemental Indenture for the purpose of evidencing the assumption by the Company of SPX’s obligations to the Holders of the Notes under the Indenture;

WHEREAS, (i) SPX has delivered to the Trustee an Officers’ Certificate and stating that the Flowco Asset Transfer complies with Section 5.01 of the Indenture and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with, and (ii) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in the Indenture relating to the execution and delivery of this Supplemental Indenture have been complied with;

WHEREAS, the Company has been authorized by Board Resolutions to enter into this Supplemental Indenture;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture by the Company to make this Supplemental Indenture valid and binding on the Company have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             ASSUMPTION OF OBLIGATIONS. The Company hereby expressly assumes all of the obligations of SPX under the Indenture and the Notes.

3.             EFFECT AND OPERATION OF SUPPLEMENTAL INDENTURE.  This Supplemental Indenture shall be effective and binding immediately upon its execution by the Company and the Trustee, and thereupon this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Note and Note Guarantee heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

4.             INDENTURE AND SUPPLEMENTAL INDENTURE CONSTRUED TOGETHER.  This Supplemental Indenture is an indenture supplemental to, and in implementation of, the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

5.             TRUST INDENTURE ACT CONTROLS.  If any provision of the Indenture, as amended by this Supplemental Indenture, limits, qualifies or conflicts with another provision which is required or deemed to be included in the Indenture, as amended by this Supplemental Indenture, by the Trust Indenture Act, such required or deemed provision of the Trust Indenture Act shall control.

6.             NO RECOURSE AGAINST OTHERS.  No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company contained in the Indenture or in any of the Notes, as amended by this Supplemental Indenture, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator or against any past, present or future partner, stockholder, other equityholder, officer, director, employee or controlling person, as such, of the Company or of any successor Person, either directly or through the Company or any successor Person, whether by virtue of any constitution, statute, rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of the Indenture and the issue of the Notes, in each case as amended by this Supplemental Indenture.

7.             NEW YORK LAW TO GOVERN.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

8.             SEPARABILITY.  In case any provision in this Supplemental Indenture, the Indenture as supplemented by this Supplemental Indenture, or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.             DUPLICATE ORIGINALS.  The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10.          EFFECT OF HEADINGS.  The Section headings herein have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

11.          THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

SPX FLOW, INC.

By:	/s/ Stephen A. Tsoris
	Name:	Stephen A. Tsoris
	Title:	Vice President and Secretary

[Signature Page to Third Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Paul Vaden
	Name:	Paul Vaden
	Title:	Vice President

[Signature Page to Third Supplemental Indenture]